Exhibit 10.29

SECOND AMENDMENT

TO

SENIOR MANAGEMENT AGREEMENT

WHEREAS, Huron Consulting Group LLC, a Delaware limited liability company (the “Company”), has entered into a Senior Management Agreement, effective as of August 12, 2002, which was amended by a First Amendment thereto, effective as of September 22, 2004 (the “Agreement”), with George E. Massaro (the “Executive”);

WHEREAS, the Company is wholly owned by Huron Consulting Group, Inc., a Delaware corporation (the “Parent”); and

WHEREAS, the Executive and the Company desire to amend the Agreement, effective December 31, 2005 (or such earlier date as mutually agreed between the parties) (the “Amendment Effective Date”), to reflect a new role for Executive with the Company.

NOW, THEREFORE, the Agreement is hereby amended, as follows:

1.    The Section 1.1 is hereby amended to read as follows:

1.1 Title and Duties. The Company agrees to continue to employ Executive, and Executive agrees to accept continued employment with the Company, as Vice Chairman in accordance with the terms and conditions of this Agreement. During the Employment Period after the Amendment Effective Date, Executive shall render such services or act in such capacity for the Company and its affiliates, as the Company’s Chief Executive Officer (the “CEO”) shall from time to time direct, which will initially include the following: advising the CEO, the Board and the Company’s Practice Leaders; leading strategic initiatives for the Company; assisting on important client engagements; introducing the Company’s services (especially in Boston and the northeastern United States); and enhancing the Company’s visibility in the northeastern United States through community involvement. Executive will also continue to serve as an executive member of the Board through the expiration of his current term. Executive will generally be expected to devote approximately one-third of a normal work schedule (including service as a Board member) for the Company and its affiliates each year. Executive shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company. Executive shall engage in travel as reasonably required in the performance of Executive’s duties. The Company will continue to provide Executive with an office in Boston, as well as executive assistant support as needed.

2.    Section 2.1 is hereby amended to read as follows:

2.1 Base Salary. As consideration for the services of Executive hereunder, during the Employment Period after the Amendment Effective Date the Company shall pay Executive an annual base salary of $200,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. Executive’s Base Salary shall not be reduced without Executive’s consent unless such reduction is part of a comparable overall reduction for members of senior management. The term Base Salary shall include any changes to the Base Salary from time to time.

3.    Section 2.2 is amended to read as follows:

2.2 Bonus Program. Beginning with the Amendment Effective Date, Executive will not be eligible to participate in the Company’s annual bonus program. However, the Board may award a discretionary annual bonus based on Executive’s contributions to building the Company’s business.

4.    New Sections 3.3 and 3.4 are added to read as follows:

3.3 Executive’s outstanding Equity Options as of the Amendment Effective Date shall continue to vest in accordance with the existing terms as long as Executive remains employed by the Company or remains a member of the Board. Executive understands that he will generally not be eligible for future equity grants.

3.4 Executive’s unvested restricted stock from the October 12, 2004 grant will be cancelled as of March 1, 2006. The restricted stock granted Executive on March 17, 2005 will continue to vest in accordance with its existing terms as long as Executive remains employed by the Company or remains a member of the Board.

5.    Section 5.1 is amended to read as follows:

5.1 Executive’s health, dental and vision coverage will cease at the end of the month during which the Amendment Effective Date occurs. Other welfare benefits (e.g., life and disability) will cease as of the Amendment Effective Date. Executive will have standard continuation coverage and conversion rights as required by law and as provided under the terms of the various welfare plans. Executive will continue to be eligible to participate in the Company’s 401(k) plan in accordance with its terms. Executive will be eligible for benefits generally available to retiree/reduced hour Managing Directors as, when and if such benefits become available to such Managing Directors.

6.    A new sentence is added to section 5.2 to read as follows:

Executive is not eligible for paid time off after the Amendment Effective Date.

7.    Two new sentences are added to Section 5.3 to read as follows:

The Company will reimburse Executive annually for up to 44 credit hours of continuing education in accordance with the Company’s standard continuing education policy. Executive may carry over unreimbursed funds pertaining to continuing education from one year to another.

8.    This Second Amendment and the Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Second Amendment and the Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

9.    This Second Amendment shall be effective as of December 31, 2005, or such earlier date as mutually agreed between the parties. Following the effectiveness of this Second Amendment and except as specifically set forth in this Second Amendment, the Agreement shall remain in full force and effect and, as amended by this Second Amendment, is hereby ratified and confirmed by the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the dates written below.

THE COMPANY: HURON CONSULTING GROUP LLC

By:	/s/ Gary Holdren

Its:	Chief Executive Officer

Date:	September 6, 2005

THE PARENT: HURON CONSULTING GROUP, INC.

By:	/s/ Gary Holdren

Its:	Chief Executive Officer

Date:	September 9, 2005

EXECUTIVE:

/s/ George Massaro
George E. Massaro

Date:	September 9, 2005

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